Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 15 to the Registration Statement on Form N-6 (No. 333-196172) (the “Registration Statement”) of our report dated April 23, 2021 relating to the financial statements of American General Life Insurance Company Separate Account VL-R. We also consent to the incorporation by reference in the Registration Statement of our report dated April 23, 2021 relating to the statutory basis financial statements of American General Life Insurance Company. We also consent to the references to us under the headings “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

October 15, 2021